Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 31, 2023 with respect to the financial statements of BCE-Mach LLC for the year ended December 31, 2022, included in Form 8-K of Mach Natural Resources LP filed on September 4, 2024, which is incorporated by reference in this Registration Statement of Mach Natural Resources LP. We consent to the incorporation by reference of the aforementioned report in this Registration Statement of Mach Natural Resources LP, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
November 27, 2024